                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


Item 1(a)      NAME OF ISSUER

               Berkley (W.R.) Corp.

Item 1(b)      ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES

               Berkley (W.R.) Corp.
               165 Mason Street
               Greenwich, CT 06836

Item 2(a)      NAME OF PERSON FILING

               Davis Selected Advisers, L.P. for
               Baltimore Gas & Electric Pension Plan
               Central & SW Systems Pension Plan
               Davis New York Venture Fund
               Davis Financial Fund
               McKeesport Healthcare
               Mt. Sinai Healthcare Foundation
               Mt. Sinai Operating Account
               SunAmerica Series Trust Venture Value Polaris Annuity SICAV Davis Financial Fund
               SICAV Davis Value Fund
               SunAmerica Style Select Venture Value Fund
               SunAmerica Style Select Large Cap Value Fund
               Temple, Texas Firemen's Pension Fund
               Via Metropolitan Transit Retirement Plan
               New England Zenith Annuity

Item 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

               P.O. Box 1688
               124 East Marcy Street
               Santa Fe, NM 87501

Item 2(c)      CITIZENSHIP

               Colorado Limited Partnership

Item 2(d)      TITLE OF CLASS OF SECURITIES

               Common

Item 2(e)      CUSIP NUMBER

               84423102

Item 3         FIELD PURSUANT TO RULE 13d-1(b)

               (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


Item 4         OWNERSHIP

               (a) Amount beneficially owned                                        1,505,800 shares
               -----------------------------                                        --------- ------

               Baltimore Gas & Electric Pension Plan                                               9,600
               Central & SW Systems Pension Plan                                                  12,100
               Davis New York Venture Fund                                                     1,155,000
               Davis Financial Fund                                                               48,000
               McKeesport Healthcare                                                               3,050
               Mt. Sinai Healthcare Foundation                                                     1,950
               Mt. Sinai Operating Account                                                           800
               SunAmerica Series Trust Venture Value Polaris Annuity                             201,600
               SICAV Davis Financial Fund                                                            800
               SICAV Davis Value Fund                                                             18,900
               SunAmerica Style Select Venture Value Fund                                          8,550
               SunAmerica Style Select Large Cap Value Fund                                        1,500
               Temple, Texas Firemen's Pension Fund                                                  550
               Via Metropolitan Transit Retirement Plan                                            2,700
               New England Zenith Annuity                                                         40,700

               (b) Percent of class                                                    7.65%
               --------------------                                                    -----

               Baltimore Gas & Electric Pension Plan                                               0.05%
               Central & SW Systems Pension Plan                                                   0.06%
               Davis New York Venture Fund                                                         5.87%
               Davis Financial Fund                                                                0.24%
               McKeesport Healthcare                                                               0.02%
               Mt. Sinai Healthcare Foundation                                                     0.01%
               Mt. Sinai Operating Account                                                         0.00%
               SunAmerica Series Trust Venture Value Polaris Annuity                               1.03%
               SICAV Davis Financial Fund                                                          0.00%
               SICAV Davis Value Fund                                                              0.10%
               SunAmerica Style Select Venture Value Fund                                          0.04%
               SunAmerica Style Select Large Cap Value Fund                                        0.01%
               Temple, Texas Firemen's Pension Fund                                                0.00%
               Via Metropolitan Transit Retirement Plan                                            0.01%
               New England Zenith Annuity                                                          0.21%


                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


               (c) Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                              Davis Selected Advisers,L.P.                          1,505,800

               (ii)  shared power to vote to direct the vote

                              N/A

               (iii) sole power to dispose or to direct  the disposition of

                              Davis Selected Advisers, L.P.                         1,505,800

               (iv) shared power to dispose or to direct the disposition of

                              N/A

Item 5         Not applicable

Item 6         Not applicable

Item 7         Not applicable

Item 8         Not applicable

Item 9         Not applicable

Item 10        CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


               SIGNATURE            /s/ Heather Ruch
                         ------------------------------------------------------

               PRINT          Heather Ruch, Compliance Officer
                    -----------------------------------------------------------

               DATE                 4 February 1998
                   ------------------------------------------------------------

                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


Item 1(a)      NAME OF ISSUER

               Centerpoint Properties Corp.

Item 1(b)      ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES

               Centerpoint Porperties, Inc.
               401 North Michigan Avenue, Suite 3000
               Chicago, IL 60611

Item 2(a)      NAME OF PERSON FILING

               Davis Selected Advisers, L.P. for
               Catholic Mutual Relief Society of Amer. Retirement Plan & Trust Davis Convertible Securities Fund
               Davis Real Estate Fund
               Mutual Protective Insurance Company
               Selected American Shares Fund
               SICAV Davis Real Estate Fund
               SunAmerica Series Trust Real Estate Fund

Item 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

               P.O. Box 1688
               124 East Marcy Street
               Santa Fe, NM 87501

Item 2(c)      CITIZENSHIP

               Colorado Limited Partnership

Item 2(d)      TITLE OF CLASS OF SECURITIES

               Common

Item 2(e)      CUSIP NUMBER

               151895109

Item 3         FIELD PURSUANT TO RULE 13d-1(b)

               (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

Item 4         OWNERSHIP

               (a) Amount beneficially owned                                                       1,602,850  shares
               -----------------------------                                                       ---------  ------
               Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                                      3,400
               Davis Convertible Securities Fund                                                                   58,156
               Davis Real Estate Fund                                                                             166,600
               Mutual Protective Insurance Company                                                                  3,300
               Selected American Shares Fund                                                                    1,351,194
               SICAV Davis Real Estate Fund                                                                         2,800
               SunAmerica Series Trust Real Estate Fund                                                            17,400

               (b) Percent of class                                                                    9.23%
               --------------------                                                                    -----
               Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                                      0.02%
               Davis Convertible Securities Fund                                                                    0.33%
               Davis Real Estate Fund                                                                               0.96%
               Mutual Protective Insurance Company                                                                  0.02%
               Selected American Shares Fund                                                                        7.78%
               SICAV Davis Real Estate Fund                                                                         0.02%
               SunAmerica Series Trust Real Estate Fund                                                             0.10%


                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


               (c) Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                               Davis Selected Advisers,L.P.                                        1,602,850

               (ii)  shared power to vote to direct the vote

                               N/A

               (iii) sole power to dispose or to direct  the disposition of

                               Davis Selected Advisers, L.P.                                       1,602,850

               (iv) shared power to dispose or to direct the disposition of

                               N/A

Item 5         Not applicable

Item 6         Not applicable

Item 7         Not applicable

Item 8         Not applicable

Item 9         Not applicable

Item 10        CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


               SIGNATURE               /s/ Heather Ruch
                         ------------------------------------------------------

               PRINT          Heather Ruch, Compliance Officer
                    -----------------------------------------------------------

               DATE                    4 February 1998
                   ------------------------------------------------------------

                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


Item 1(a)      NAME OF ISSUER

               Cooper Cameron Corp

Item 1(b)      ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES

               Cooper Cameron Corp
               515 Post Oak Blvd, Suite 1200
               Houston, TX 77027

Item 2(a)      NAME OF PERSON FILING

               Davis Selected Advisers, L.P. for
               Baltimore Gas & Electric Pension Plan
               Central & SW Systems Pension Plan
               Catholic Mutual Relief Society of Amer. Retirement Plan & Trust Davis New York Venture Fund
               Davis Financial Fund
               McKeesport Healthcare
               Mt. Sinai Healthcare Foundation
               Mt. Sinai Operating Account
               Mutual Protective Insurance Company
               SunAmerica Series Trust Venture Value Polaris Annuity
               Selected American Shares Fund
               SICAV Davis Financial Fund
               SICAV Davis Value Fund
               SunAmerica Style Select Venture Value Fund
               SunAmerica Style Select Large Cap Value Fund
               Temple, Texas Firemen's Pension Fund
               Via Metropolitan Transit Retirement Plan
               New England Zenith Annuity

Item 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

               P.O. Box 1688
               124 East Marcy Street
               Santa Fe, NM 87501

Item 2(c)      CITIZENSHIP

               Colorado Limited Partnership

Item 2(d)      TITLE OF CLASS OF SECURITIES

               Common

Item 2(e)      CUSIP NUMBER

               216640102

Item 3         FIELD PURSUANT TO RULE 13d-1(b)

               (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


Item 4         OWNERSHIP

               (a) Amount beneficially owned                                                          2,260,200  shares
               -----------------------------                                                          ---------  ------
               Baltimore Gas & Electric Pension Plan                                                                   10,600
               Central & SW Systems Pension Plan                                                                       12,500
               Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                                          1,500
               Davis New York Venture Fund                                                                          1,338,800
               Davis Financial Fund                                                                                    30,000
               McKeesport Healthcare                                                                                    3,500
               Mt. Sinai Healthcare Foundation                                                                          2,000
               Mt. Sinai Operating Account                                                                                800
               Mutual Protective Insurance Company                                                                      1,500
               SunAmerica Series Trust Venture Value Polaris Annuity                                                  203,300
               Selected American Shares Fund                                                                          570,000
               SICAV Davis Financial Fund                                                                                 500
               SICAV Davis Value Fund                                                                                  24,600
               SunAmerica Style Select Venture Value Fund                                                               8,600
               SunAmerica Style Select Large Cap Value Fund                                                             1,400
               Temple, Texas Firemen's Pension Fund                                                                       600
               Via Metropolitan Transit Retirement Plan                                                                 2,800
               New England Zenith Annuity                                                                              47,200

               (b) Percent of class                                                                       8.34%
               --------------------                                                                       -----
               Baltimore Gas & Electric Pension Plan                                                                    0.04%
               Central & SW Systems Pension Plan                                                                        0.05%
               Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                                          0.01%
               Davis New York Venture Fund                                                                              4.94%
               Davis Financial Fund                                                                                     0.11%
               McKeesport Healthcare                                                                                    0.01%
               Mt. Sinai Healthcare Foundation                                                                          0.01%
               Mt. Sinai Operating Account                                                                              0.00%
               Mutual Protective Insurance Company                                                                      0.01%
               SunAmerica Series Trust Venture Value Polaris Annuity                                                    0.75%
               Selected American Shares Fund                                                                            2.10%
               SICAV Davis Financial Fund                                                                               0.00%
               SICAV Davis Value Fund                                                                                   0.09%
               SunAmerica Style Select Venture Value Fund                                                               0.03%
               SunAmerica Style Select Large Cap Value Fund                                                             0.01%
               Temple, Texas Firemen's Pension Fund                                                                     0.00%
               Via Metropolitan Transit Retirement Plan                                                                 0.01%
               New England Zenith Annuity                                                                               0.17%


                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


               (c) Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                             Davis Selected Advisers,L.P.                                             2,260,200

               (ii)  shared power to vote to direct the vote

                             N/A

               (iii) sole power to dispose or to direct  the disposition of

                             Davis Selected Advisers, L.P.                                            2,260,200

               (iv) shared power to dispose or to direct the disposition of

                             N/A

Item 5         Not applicable

Item 6         Not applicable

Item 7         Not applicable

Item 8         Not applicable

Item 9         Not applicable

Item 10        CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


               SIGNATURE             /s/ Heather Ruch
                         ------------------------------------------------------

               PRINT          Heather Ruch, Compliance Officer
                    -----------------------------------------------------------

               DATE                  4 February 1998
                   ------------------------------------------------------------

                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


Item 1(a)      NAME OF ISSUER

               Crescent Real Estate Equities

Item 1(b)      ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES

               Crescent Real Estate Equities
               777 Main Street, Suite 2100
               Fort Worth, TX 76102-5325

Item 2(a)      NAME OF PERSON FILING

               Davis Selected Advisers, L.P. for
               Baltimore Gas & Electric Pension Plan
               Central & SW Systems Pension Plan
               Catholic Mutual Relief Society of Amer. Retirement Plan & Trust Davis Convertible Securities Fund
               Davis New York Venture Fund
               Davis Real Estate Fund
               McKeesport Healthcare
               Mt. Sinai Healthcare Foundation
               Mt. Sinai Operating Account
               Mutual Protective Insurance Company
               Selected American Shares Fund
               SunAmerica Series Trust Venture Value Polaris Annuity
               SICAV Davis Real Estate Fund
               SICAV Davis Value Fund
               SunAmerica Style Select Venture Value Fund
               SunAmerica Style Select Large Cap Value Fund
               SunAmerica Series Trust Real Estate Fund
               Temple, Texas Firemen's Pension Fund
               Via Metropolitan Transit Retirement Plan
               New England Zenith Annuity

Item 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

               P.O. Box 1688
               124 East Marcy Street
               Santa Fe, NM 87501

Item 2(c)      CITIZENSHIP

               Colorado Limited Partnership

Item 2(d)      TITLE OF CLASS OF SECURITIES

               Common

Item 2(e)      CUSIP NUMBER

               225756105

Item 3         FIELD PURSUANT TO RULE 13d-1(b)

               (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


Item 4         OWNERSHIP

               (a) Amount beneficially owned                                                          4,730,700  shares
               -----------------------------                                                          ---------  ------
               Baltimore Gas & Electric Pension Plan                                                                   24,800
               Central & SW Systems Pension Plan                                                                       27,700
               Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                                          1,900
               Davis Convertible Securities Fund                                                                       84,600
               Davis New York Venture Fund                                                                          2,928,100
               Davis Real Estate Fund                                                                                 234,000
               McKeesport Healthcare                                                                                    7,600
               Mt. Sinai Healthcare Foundation                                                                          4,500
               Mt. Sinai Operating Account                                                                              2,000
               Mutual Protective Insurance Company                                                                      1,800
               Selected American Shares Fund                                                                          449,400
               SunAmerica Series Trust Venture Value Polaris Annuity                                                  750,000
               SICAV Davis Real Estate Fund                                                                             4,000
               SICAV Davis Value Fund                                                                                  52,100
               SunAmerica Style Select Venture Value Fund                                                              19,400
               SunAmerica Style Select Large Cap Value Fund                                                             3,300
               SunAmerica Series Trust Real Estate Fund                                                                24,500
               Temple, Texas Firemen's Pension Fund                                                                     1,400
               Via Metropolitan Transit Retirement Plan                                                                 6,400
               New England Zenith Annuity                                                                             103,200

               (b) Percent of class                                                                       6.53%
               --------------------                                                                       -----
               Baltimore Gas & Electric Pension Plan                                                                    0.03%
               Central & SW Systems Pension Plan                                                                        0.04%
               Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                                          0.00%
               Davis Convertible Securities Fund                                                                        0.12%
               Davis New York Venture Fund                                                                              4.05%
               Davis Real Estate Fund                                                                                   0.32%
               McKeesport Healthcare                                                                                    0.01%
               Mt. Sinai Healthcare Foundation                                                                          0.01%
               Mt. Sinai Operating Account                                                                              0.00%
               Mutual Protective Insurance Company                                                                      0.00%
               Selected American Shares Fund                                                                            0.62%
               SunAmerica Series Trust Venture Value Polaris Annuity                                                    1.04%
               SICAV Davis Real Estate Fund                                                                             0.01%
               SICAV Davis Value Fund                                                                                   0.07%
               SunAmerica Style Select Venture Value Fund                                                               0.03%
               SunAmerica Style Select Large Cap Value Fund                                                             0.00%
               SunAmerica Series Trust Real Estate Fund                                                                 0.03%
               Temple, Texas Firemen's Pension Fund                                                                     0.00%
               Via Metropolitan Transit Retirement Plan                                                                 0.01%
               New England Zenith Annuity                                                                               0.14%


                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


               (i)   sole power to vote or to direct the vote

                             Davis Selected Advisers,L.P.                                             4,730,700

               (ii)  shared power to vote to direct the vote

                             N/A

               (iii) sole power to dispose or to direct  the disposition of

                             Davis Selected Advisers, L.P.                                            4,730,700

               (iv) shared power to dispose or to direct the disposition of

                             N/A

Item 5         Not applicable

Item 6         Not applicable

Item 7         Not applicable

Item 8         Not applicable

Item 9         Not applicable

Item 10        CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


               SIGNATURE               /s/ Heather Ruch
                         ------------------------------------------------------

               PRINT          Heather Ruch, Compliance Officer
                    -----------------------------------------------------------

               DATE                      4 February 1998
                   ------------------------------------------------------------

                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


Item 1(a)      NAME OF ISSUER

               EVI, Inc.

Item 1(b)      ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES

               EVI, Inc.
               5 Post Oak Park, Suite 1760
               Houston, TX 77027-3415

Item 2(a)      NAME OF PERSON FILING

               Davis Selected Advisers, L.P. for
               Baltimore Gas & Electric Pension Plan
               Central & SW Systems Pension Plan
               Davis New York Venture Fund
               McKeesport Healthcare
               Mt. Sinai Healthcare Foundation
               Mt. Sinai Operating Account
               SunAmerica Series Trust Venture Value Polaris Annuity SICAV Davis Value Fund
               SunAmerica Style Select Venture Value Fund
               SunAmerica Style Select Large Cap Value Fund
               Temple, Texas Firemen's Pension Fund
               Via Metropolitan Transit Retirement Plan
               New England Zenith Annuity

Item 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

               P.O. Box 1688
               124 East Marcy Street
               Santa Fe, NM 87501

Item 2(c)      CITIZENSHIP

               Colorado Limited Partnership

Item 2(d)      TITLE OF CLASS OF SECURITIES

               Common

Item 2(e)      CUSIP NUMBER

               268939105

Item 3         FIELD PURSUANT TO RULE 13d-1(b)

               (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


Item 4         OWNERSHIP

               (a) Amount beneficially owned                                                  1,494,540  shares
               -----------------------------                                                  ---------  ------
               Baltimore Gas & Electric Pension Plan                                                            9,000
               Central & SW Systems Pension Plan                                                               10,600
               Davis New York Venture Fund                                                                  1,210,040
               McKeesport Healthcare                                                                            3,200
               Mt. Sinai Healthcare Foundation                                                                  2,000
               Mt. Sinai Operating Account                                                                        700
               SunAmerica Series Trust Venture Value Polaris Annuity                                          183,900
               SICAV Davis Value Fund                                                                          21,400
               SunAmerica Style Select Venture Value Fund                                                       7,700
               SunAmerica Style Select Large Cap Value Fund                                                     1,200
               Temple, Texas Firemen's Pension Fund                                                               600
               Via Metropolitan Transit Retirement Plan                                                         2,600
               New England Zenith Annuity                                                                      41,600

               (b) Percent of class                                                               6.54%
               --------------------                                                               -----
               Baltimore Gas & Electric Pension Plan                                                            0.04%
               Central & SW Systems Pension Plan                                                                0.05%
               Davis New York Venture Fund                                                                      5.30%
               McKeesport Healthcare                                                                            0.01%
               Mt. Sinai Healthcare Foundation                                                                  0.01%
               Mt. Sinai Operating Account                                                                      0.00%
               SunAmerica Series Trust Venture Value Polaris Annuity                                            0.81%
               SICAV Davis Value Fund                                                                           0.09%
               SunAmerica Style Select Venture Value Fund                                                       0.03%
               SunAmerica Style Select Large Cap Value Fund                                                     0.01%
               Temple, Texas Firemen's Pension Fund                                                             0.00%
               Via Metropolitan Transit Retirement Plan                                                         0.01%
               New England Zenith Annuity                                                                       0.18%


                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


               (c) Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                             Davis Selected Advisers,L.P.                                     1,494,540

               (ii)  shared power to vote to direct the vote

                             N/A

               (iii) sole power to dispose or to direct  the disposition of

                             Davis Selected Advisers, L.P.                                    1,494,540

               (iv) shared power to dispose or to direct the disposition of

                             N/A

Item 5         Not applicable

Item 6         Not applicable

Item 7         Not applicable

Item 8         Not applicable

Item 9         Not applicable

Item 10        CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


               SIGNATURE            /s/ Heather Ruch
                         ------------------------------------------------------

               PRINT          Heather Ruch, Compliance Officer
                    -----------------------------------------------------------

               DATE                    4 February 1998
                   ------------------------------------------------------------

                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


Item 1(a)     NAME OF ISSUER

              General Growth Properities

Item 1(b)     ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES

              General Growth Properities
              55 West Monroe Street
              Suite 3100
              Chicago, IL 60603

Item 2(a)     NAME OF PERSON FILING

              Davis Selected Advisers, L.P. for
              Baltimore Gas & Electric Pension Plan
              Central & SW Systems Pension Plan
              Davis New York Venture Fund
              McKeesport Healthcare
              Mt. Sinai Healthcare Foundation
              Mt. Sinai Operating Account
              SunAmerica Series Trust Venture Value Polaris Annuity SICAV Davis Financial Fund
              SunAmerica Style Select Venture Value Fund
              SunAmerica Style Select Large Cap Value Fund
              Temple, Texas Firemen's Pension Fund
              Via Metropolitan Transit Retirement Plan
              New England Zenith Annuity

Item 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE

              P.O. Box 1688
              124 East Marcy Street
              Santa Fe, NM 87501

Item 2(c)     CITIZENSHIP

              Colorado Limited Partnership

Item 2(d)     TITLE OF CLASS OF SECURITIES

              Common

Item 2(e)     CUSIP NUMBER

              370021107

Item 3        FIELD PURSUANT TO RULE 13d-1(b)

               (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

Item 4        OWNERSHIP

              (a) Amount beneficially owned                                                           1,960,100  shares
              -----------------------------                                                           ---------  ------
              Baltimore Gas & Electric Pension Plan                                                                    12,000
              Central & SW Systems Pension Plan                                                                        14,100
              Davis New York Venture Fund                                                                           1,585,000
              McKeesport Healthcare                                                                                     3,800
              Mt. Sinai Healthcare Foundation                                                                           2,200
              Mt. Sinai Operating Account                                                                                 900
              SunAmerica Series Trust Venture Value Polaris Annuity                                                   244,900
              SICAV Davis Financial Fund                                                                               29,200
              SunAmerica Style Select Venture Value Fund                                                               10,300
              SunAmerica Style Select Large Cap Value Fund                                                              1,500
              Temple, Texas Firemen's Pension Fund                                                                        700
              Via Metropolitan Transit Retirement Plan                                                                  3,300
              New England Zenith Annuity                                                                               52,200

              (b) Percent of class                                                                        5.49%
              --------------------                                                                        -----
              Baltimore Gas & Electric Pension Plan                                                                     0.03%
              Central & SW Systems Pension Plan                                                                         0.04%
              Davis New York Venture Fund                                                                               4.44%
              McKeesport Healthcare                                                                                     0.01%
              Mt. Sinai Healthcare Foundation                                                                           0.01%
              Mt. Sinai Operating Account                                                                               0.00%
              SunAmerica Series Trust Venture Value Polaris Annuity                                                     0.69%
              SICAV Davis Financial Fund                                                                                0.08%
              SunAmerica Style Select Venture Value Fund                                                                0.03%
              SunAmerica Style Select Large Cap Value Fund                                                              0.00%
              Temple, Texas Firemen's Pension Fund                                                                      0.00%
              Via Metropolitan Transit Retirement Plan                                                                  0.01%
              New England Zenith Annuity                                                                                0.15%

              (c) Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote

                              Davis Selected Advisers,L.P.                                            1,960,100

              (ii)  shared power to vote to direct the vote

                              N/A

              (iii) sole power to dispose or to direct  the disposition of

                              Davis Selected Advisers, L.P.                                           1,960,100

              (iv) shared power to dispose or to direct the disposition of

                              N/A

Item 5        Not applicable

                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


Item 6        Not applicable

Item 7        Not applicable

Item 8        Not applicable

Item 9        Not applicable

Item 10       CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


               SIGNATURE               Heather Ruch
                         ------------------------------------------------------

               PRINT          Heather Ruch, Compliance Officer
                    -----------------------------------------------------------

               DATE                     4 February 1998
                   ------------------------------------------------------------

                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


Item 1(a)      NAME OF ISSUER

               International Business Machines, Inc.

Item 1(b)      ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES

               International Business Machines, Inc.
               1 Old Orchard Road
               Armonk, NY 10504

Item 2(a)      NAME OF PERSON FILING

               Davis Selected Advisers, L.P. for
               Baltimore Gas & Electric Pension Plan
               Central & SW Systems Pension Plan
               Catholic Mutual Relief Society of Amer. Retirement Plan & Trust Davis New York Venture Fund
               Davis Financial Fund
               Master's Select Equity Fund
               McKeesport Healthcare
               Mt. Sinai Healthcare Foundation
               Mt. Sinai Operating Account
               Mutual Protective Insurance Company
               SunAmerica Series Trust Venture Value Polaris Annuity
               Selected American Shares Fund
               SICAV Davis Financial Fund
               SICAV Davis Value Fund
               SunAmerica Style Select Venture Value Fund
               SunAmerica Style Select Large Cap Value Fund
               Temple, Texas Firemen's Pension Fund
               Via Metropolitan Transit Retirement Plan
               New England Zenith Annuity

Item 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

               P.O. Box 1688
               124 East Marcy Street
               Santa Fe, NM 87501

Item 2(c)      CITIZENSHIP

               Colorado Limited Partnership

Item 2(d)      TITLE OF CLASS OF SECURITIES

               Common

Item 2(e)      CUSIP NUMBER

               459200101

Item 3         FIELD PURSUANT TO RULE 13d-1(b)

               (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


Item 4         OWNERSHIP

               (a) Amount beneficially owned                                                              4,213,700 shares
               -----------------------------                                                              --------- ------
               Baltimore Gas & Electric Pension Plan                                                                      21,600
               Central & SW Systems Pension Plan                                                                          25,300
               Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                                             2,000
               Davis New York Venture Fund                                                                             2,658,000
               Davis Financial Fund                                                                                       90,000
               Master's Select Equity Fund                                                                                56,300
               McKeesport Healthcare                                                                                       6,700
               Mt. Sinai Healthcare Foundation                                                                             4,100
               Mt. Sinai Operating Account                                                                                 1,800
               Mutual Protective Insurance Company                                                                         1,900
               SunAmerica Series Trust Venture Value Polaris Annuity                                                     408,900
               Selected American Shares Fund                                                                             765,000
               SICAV Davis Financial Fund                                                                                  1,700
               SICAV Davis Value Fund                                                                                     48,800
               SunAmerica Style Select Venture Value Fund                                                                 17,600
               SunAmerica Style Select Large Cap Value Fund                                                                3,000
               Temple, Texas Firemen's Pension Fund                                                                        1,300
               Via Metropolitan Transit Retirement Plan                                                                    6,000
               New England Zenith Annuity                                                                                 93,700

               (b) Percent of class                                                                           0.83%
               --------------------                                                                           -----
               Baltimore Gas & Electric Pension Plan                                                                       0.00%
               Central & SW Systems Pension Plan                                                                           0.01%
               Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                                             0.00%
               Davis New York Venture Fund                                                                                 0.53%
               Davis Financial Fund                                                                                        0.02%
               Master's Select Equity Fund                                                                                 0.01%
               McKeesport Healthcare                                                                                       0.00%
               Mt. Sinai Healthcare Foundation                                                                             0.00%
               Mt. Sinai Operating Account                                                                                 0.00%
               Mutual Protective Insurance Company                                                                         0.00%
               SunAmerica Series Trust Venture Value Polaris Annuity                                                       0.08%
               Selected American Shares Fund                                                                               0.15%
               SICAV Davis Financial Fund                                                                                  0.00%
               SICAV Davis Value Fund                                                                                      0.01%
               SunAmerica Style Select Venture Value Fund                                                                  0.00%
               SunAmerica Style Select Large Cap Value Fund                                                                0.00%
               Temple, Texas Firemen's Pension Fund                                                                        0.00%
               Via Metropolitan Transit Retirement Plan                                                                    0.00%
               New England Zenith Annuity                                                                                  0.02%


                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


               (c) Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                             Davis Selected Advisers,L.P.                                                 4,213,700

               (ii)  shared power to vote to direct the vote

                             N/A

               (iii) sole power to dispose or to direct  the disposition of

                             Davis Selected Advisers, L.P.                                                4,213,700

               (iv) shared power to dispose or to direct the disposition of

                             N/A

Item 5         Not applicable

Item 6         Not applicable

Item 7         Not applicable

Item 8         Not applicable

Item 9         Not applicable

Item 10        CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


               SIGNATURE              /s/ Heather Ruch
                         ------------------------------------------------------

               PRINT          Heather Ruch, Compliance Officer
                    -----------------------------------------------------------

               DATE                    4 February 1998
                   ------------------------------------------------------------

                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


Item 1(a)      NAME OF ISSUER

               Martin Marietta Materials

Item 1(b)      ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES

               Martin Marietta Materials
               2710 Wycliff Road
               Raleigh, NC 27607

Item 2(a)      NAME OF PERSON FILING

               Davis Selected Advisers, L.P. for
               Baltimore Gas & Electric Pension Plan
               Central & SW Systems Pension Plan
               Catholic Mutual Relief Society of Amer. Retirement Plan & Trust Davis New York Venture Fund
               Davis Financial Fund
               McKeesport Healthcare
               Mt. Sinai Healthcare Foundation
               Mt. Sinai Operating Account
               Mutual Protective Insurance Company
               SunAmerica Series Trust Venture Value Polaris Annuity
               Selected American Shares Fund
               SICAV Davis Financial Fund
               SICAV Davis Value Fund
               SunAmerica Style Select Venture Value Fund
               SunAmerica Style Select Large Cap Value Fund
               Temple, Texas Firemen's Pension Fund
               Via Metropolitan Transit Retirement Plan
               New England Zenith Annuity

Item 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

               P.O. Box 1688
               124 East Marcy Street
               Santa Fe, NM 87501

Item 2(c)      CITIZENSHIP

               Colorado Limited Partnership

Item 2(d)      TITLE OF CLASS OF SECURITIES

               Common

Item 2(e)      CUSIP NUMBER

               573284106

Item 3         FIELD PURSUANT TO RULE 13d-1(b)

               (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


Item 4         OWNERSHIP

               (a) Amount beneficially owned                                                       3,367,300     shares
               -----------------------------                                                       ---------     ------
               Baltimore Gas & Electric Pension Plan                                                               16,100
               Central & SW Systems Pension Plan                                                                   20,400
               Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                                      1,900
               Davis New York Venture Fund                                                                      2,023,600
               Davis Financial Fund                                                                               150,000
               McKeesport Healthcare                                                                                5,400
               Mt. Sinai Healthcare Foundation                                                                      3,100
               Mt. Sinai Operating Account                                                                          1,400
               Mutual Protective Insurance Company                                                                  1,800
               SunAmerica Series Trust Venture Value Polaris Annuity                                              312,300
               Selected American Shares Fund                                                                      700,600
               SICAV Davis Financial Fund                                                                           2,700
               SICAV Davis Value Fund                                                                              35,400
               SunAmerica Style Select Venture Value Fund                                                          13,200
               SunAmerica Style Select Large Cap Value Fund                                                         2,300
               Temple, Texas Firemen's Pension Fund                                                                 1,000
               Via Metropolitan Transit Retirement Plan                                                             4,800
               New England Zenith Annuity                                                                          71,300

               (b) Percent of class                                                                    7.29%
               --------------------                                                                    -----
               Baltimore Gas & Electric Pension Plan                                                                0.03%
               Central & SW Systems Pension Plan                                                                    0.04%
               Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                                      0.00%
               Davis New York Venture Fund                                                                          4.39%
               Davis Financial Fund                                                                                 0.33%
               McKeesport Healthcare                                                                                0.01%
               Mt. Sinai Healthcare Foundation                                                                      0.01%
               Mt. Sinai Operating Account                                                                          0.00%
               Mutual Protective Insurance Company                                                                  0.00%
               SunAmerica Series Trust Venture Value Polaris Annuity                                                0.68%
               Selected American Shares Fund                                                                        1.52%
               SICAV Davis Financial Fund                                                                           0.01%
               SICAV Davis Value Fund                                                                               0.08%
               SunAmerica Style Select Venture Value Fund                                                           0.03%
               SunAmerica Style Select Large Cap Value Fund                                                         0.00%
               Temple, Texas Firemen's Pension Fund                                                                 0.00%
               Via Metropolitan Transit Retirement Plan                                                             0.01%
               New England Zenith Annuity                                                                           0.15%


                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


               (c) Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                             Davis Selected Advisers,L.P.                                          3,367,300

               (ii)  shared power to vote to direct the vote

                             N/A

               (iii) sole power to dispose or to direct  the disposition of

                             Davis Selected Advisers, L.P.                                         3,367,300

               (iv) shared power to dispose or to direct the disposition of

                             N/A

Item 5         Not applicable

Item 6         Not applicable

Item 7         Not applicable

Item 8         Not applicable

Item 9         Not applicable

Item 10        CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


               SIGNATURE              Heather Ruch
                         ------------------------------------------------------

               PRINT          Heather Ruch, Compliance Officer
                    -----------------------------------------------------------

               DATE                   4 February 1998
                   ------------------------------------------------------------

                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


Item 1(a)      NAME OF ISSUER

               MSB Bancorp Ltd.

Item 1(b)      ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES

               MSB Bancorp Ltd.
               33 Matthews Street
               Goshen, NY 10924

Item 2(a)      NAME OF PERSON FILING

               Davis Selected Advisers, L.P. for
               NO HOLDINGS

Item 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

               P.O. Box 1688
               124 East Marcy Street
               Santa Fe, NM 87501

Item 2(c)      CITIZENSHIP

               Colorado Limited Partnership

Item 2(d)      TITLE OF CLASS OF SECURITIES

               Common

Item 2(e)      CUSIP NUMBER

               553517103

Item 3         FIELD PURSUANT TO RULE 13d-1(b)

               (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

Item 4         OWNERSHIP

               (a) Amount beneficially owned                                                    0
               -----------------------------                                                    -
               NO HOLDINGS                                                                                      0

               (b) Percent of class                                                         0.00%
               --------------------                                                         -----

               NO HOLDINGS                                                                                  0.00%

               (c) Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                             Davis Selected Advisers,L.P.                                       0

               (ii)  shared power to vote to direct the vote

                             N/A

               (iii) sole power to dispose or to direct  the disposition of

                             Davis Selected Advisers, L.P.                                      0

               (iv) shared power to dispose or to direct the disposition of

                             N/A

Item 5         Not applicable

Item 6         Not applicable

Item 7         Not applicable

Item 8         Not applicable

Item 9         Not applicable

                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


Item 10        CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


               SIGNATURE                 /s/ Heather Ruch
                         ------------------------------------------------------

               PRINT          Heather Ruch, Compliance Officer
                    -----------------------------------------------------------

               DATE                      4 February 1998
                   ------------------------------------------------------------

                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


Item 1(a)      NAME OF ISSUER

               Novellus Systems Inc.

Item 1(b)      ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES

               Novellus Systems Inc.
               3970 N. First Street
               San Jose, CA 95134

Item 2(a)      NAME OF PERSON FILING

               Davis Selected Advisers, L.P. for
               Baltimore Gas & Electric Pension Plan
               Central & SW Systems Pension Plan
               Catholic Mutual Relief Society of Amer. Retirement Plan & Trust Davis New York Venture Fund
               Davis Financial Fund
               Davis Growth Opportunity Fund
               McKeesport Healthcare
               Mt. Sinai Healthcare Foundation
               Mt. Sinai Operating Account
               Mutual Protective Insurance Company
               SunAmerica Series Trust Venture Value Polaris Annuity
               Selected American Shares Fund
               SICAV Davis Financial Fund
               SICAV Davis Value Fund
               SunAmerica Style Select Venture Value Fund
               SunAmerica Style Select Large Cap Value Fund
               Temple, Texas Firemen's Pension Fund
               Via Metropolitan Transit Retirement Plan
               New England Zenith Annuity

Item 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

               P.O. Box 1688
               124 East Marcy Street
               Santa Fe, NM 87501

Item 2(c)      CITIZENSHIP

               Colorado Limited Partnership

Item 2(d)      TITLE OF CLASS OF SECURITIES

               Common

Item 2(e)      CUSIP NUMBER

               670008101

Item 3         FIELD PURSUANT TO RULE 13d-1(b)

               (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

Item 4         OWNERSHIP

               (a) Amount beneficially owned                                                3,072,300  shares
               -----------------------------                                                ---------  ------
               Baltimore Gas & Electric Pension Plan                                                              15,500
               Central & SW Systems Pension Plan                                                                  18,200
               Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                                       800
               Davis New York Venture Fund                                                                     2,006,000
               Davis Financial Fund                                                                               30,000
               Davis Growth Opportunity Fund                                                                     141,000
               McKeesport Healthcare                                                                               4,500
               Mt. Sinai Healthcare Foundation                                                                     2,600
               Mt. Sinai Operating Account                                                                         1,200
               Mutual Protective Insurance Company                                                                   800
               SunAmerica Series Trust Venture Value Polaris Annuity                                             302,700
               Selected American Shares Fund                                                                     424,000
               SICAV Davis Financial Fund                                                                            300
               SICAV Davis Value Fund                                                                             34,200
               SunAmerica Style Select Venture Value Fund                                                         13,200
               SunAmerica Style Select Large Cap Value Fund                                                        1,900
               Temple, Texas Firemen's Pension Fund                                                                  800
               Via Metropolitan Transit Retirement Plan                                                            4,000
               New England Zenith Annuity                                                                         70,600

               (b) Percent of class                                                             19.08%
               --------------------                                                             ------
               Baltimore Gas & Electric Pension Plan                                                               0.10%
               Central & SW Systems Pension Plan                                                                   0.11%
               Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                                     0.00%
               Davis New York Venture Fund                                                                        12.47%
               Davis Financial Fund                                                                                0.19%
               Davis Growth Opportunity Fund                                                                       0.88%
               McKeesport Healthcare                                                                               0.03%
               Mt. Sinai Healthcare Foundation                                                                     0.02%
               Mt. Sinai Operating Account                                                                         0.01%
               Mutual Protective Insurance Company                                                                 0.00%
               SunAmerica Series Trust Venture Value Polaris Annuity                                               1.88%
               Selected American Shares Fund                                                                       2.63%
               SICAV Davis Financial Fund                                                                          0.00%
               SICAV Davis Value Fund                                                                              0.21%
               SunAmerica Style Select Venture Value Fund                                                          0.08%
               SunAmerica Style Select Large Cap Value Fund                                                        0.01%
               Temple, Texas Firemen's Pension Fund                                                                0.00%
               Via Metropolitan Transit Retirement Plan                                                            0.02%
               New England Zenith Annuity                                                                          0.44%

                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


               (c) Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                                 Davis Selected Advisers,L.P.                               3,072,300

               (ii)  shared power to vote to direct the vote

                                 N/A

               (iii) sole power to dispose or to direct  the disposition of

                                 Davis Selected Advisers, L.P.                              3,072,300

               (iv) shared power to dispose or to direct the disposition of

                                 N/A

Item 5         Not applicable

Item 6         Not applicable

Item 7         Not applicable

Item 8         Not applicable

Item 9         Not applicable

Item 10        CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


               SIGNATURE                Heather Ruch
                         ------------------------------------------------------

               PRINT          Heather Ruch, Compliance Officer
                    -----------------------------------------------------------

               DATE                    4 February 1998
                   ------------------------------------------------------------

                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


Item 1(a)      NAME OF ISSUER

               Smith International Holdings, Inc.

Item 1(b)      ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES

               Smith International Holdings, Inc.
               16740 Hardy Street
               Houston, TX 77032

Item 2(a)      NAME OF PERSON FILING

               Davis Selected Advisers, L.P. for
               Baltimore Gas & Electric Pension Plan
               Central & SW Systems Pension Plan
               Catholic Mutual Relief Society of Amer. Retirement Plan & Trust Davis New York Venture Fund
               Davis Financial Fund
               McKeesport Healthcare
               Mt. Sinai Healthcare Foundation
               Mt. Sinai Operating Account
               Mutual Protective Insurance Company
               SunAmerica Series Trust Venture Value Polaris Annuity
               Selected American Shares Fund
               SICAV Davis Financial Fund
               SICAV Davis Value Fund
               SunAmerica Style Select Venture Value Fund
               SunAmerica Style Select Large Cap Value Fund
               Temple, Texas Firemen's Pension Fund
               Via Metropolitan Transit Retirement Plan
               New England Zenith Annuity

Item 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

               P.O. Box 1688
               124 East Marcy Street
               Santa Fe, NM 87501

Item 2(c)      CITIZENSHIP

               Colorado Limited Partnership

Item 2(d)      TITLE OF CLASS OF SECURITIES

               Common

Item 2(e)      CUSIP NUMBER

               832110100

Item 3         FIELD PURSUANT TO RULE 13d-1(b)

               (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


Item 4         OWNERSHIP

               (a) Amount beneficially owned                                                2,038,800  shares
               -----------------------------                                                ---------  ------
               Baltimore Gas & Electric Pension Plan                                                           10,600
               Central & SW Systems Pension Plan                                                               12,600
               Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                                  1,100
               Davis New York Venture Fund                                                                  1,279,100
               Davis Financial Fund                                                                            25,000
               McKeesport Healthcare                                                                            3,500
               Mt. Sinai Healthcare Foundation                                                                  2,200
               Mt. Sinai Operating Account                                                                        900
               Mutual Protective Insurance Company                                                              1,100
               SunAmerica Series Trust Venture Value Polaris Annuity                                          199,300
               Selected American Shares Fund                                                                  421,900
               SICAV Davis Financial Fund                                                                         300
               SICAV Davis Value Fund                                                                          22,400
               SunAmerica Style Select Venture Value Fund                                                       8,400
               SunAmerica Style Select Large Cap Value Fund                                                     1,400
               Temple, Texas Firemen's Pension Fund                                                               700
               Via Metropolitan Transit Retirement Plan                                                         3,200
               New England Zenith Annuity                                                                      45,100

               (b) Percent of class                                                             5.08%
               --------------------                                                             -----
               Baltimore Gas & Electric Pension Plan                                                            0.03%
               Central & SW Systems Pension Plan                                                                0.03%
               Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                                  0.00%
               Davis New York Venture Fund                                                                      3.19%
               Davis Financial Fund                                                                             0.06%
               McKeesport Healthcare                                                                            0.01%
               Mt. Sinai Healthcare Foundation                                                                  0.01%
               Mt. Sinai Operating Account                                                                      0.00%
               Mutual Protective Insurance Company                                                              0.00%
               SunAmerica Series Trust Venture Value Polaris Annuity                                            0.50%
               Selected American Shares Fund                                                                    1.05%
               SICAV Davis Financial Fund                                                                       0.00%
               SICAV Davis Value Fund                                                                           0.06%
               SunAmerica Style Select Venture Value Fund                                                       0.02%
               SunAmerica Style Select Large Cap Value Fund                                                     0.00%
               Temple, Texas Firemen's Pension Fund                                                             0.00%
               Via Metropolitan Transit Retirement Plan                                                         0.01%
               New England Zenith Annuity                                                                       0.11%


                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


               (c) Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                              Davis Selected Advisers,L.P.                                  2,038,800

               (ii)  shared power to vote to direct the vote

                              N/A

               (iii) sole power to dispose or to direct  the disposition of

                              Davis Selected Advisers, L.P.                                 2,038,800

               (iv) shared power to dispose or to direct the disposition of

                              N/A

Item 5         Not applicable

Item 6         Not applicable

Item 7         Not applicable

Item 8         Not applicable

Item 9         Not applicable

Item 10        CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


               SIGNATURE               Heather Ruch
                         ------------------------------------------------------

               PRINT          Heather Ruch, Compliance Officer
                    -----------------------------------------------------------

               DATE                    4 February 1998
                   ------------------------------------------------------------

                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


Item 1(a)     NAME OF ISSUER

              Transatlantic Holdings, Inc.

Item 1(b)     ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES

              Transatlantic Holdings, Inc.
              80 Pine Street
              New York, NY 10005

Item 2(a)     NAME OF PERSON FILING

              Davis Selected Advisers, L.P. for
              Baltimore Gas & Electric Pension Plan
              Central & SW Systems Pension Plan
              Catholic Mutual Relief Society of Amer. Retirement Plan & Trust Davis New York Venture Fund
              Davis Financial Fund
              McKeesport Healthcare
              Mt. Sinai Healthcare Foundation
              Mt. Sinai Operating Account
              Mutual Protective Insurance Company
              SunAmerica Series Trust Venture Value Polaris Annuity
              Selected American Shares Fund
              SICAV Davis Financial Fund
              SICAV Davis Value Fund
              SunAmerica Style Select Venture Value Fund
              SunAmerica Style Select Large Cap Value Fund
              Temple, Texas Firemen's Pension Fund
              Via Metropolitan Transit Retirement Plan
              New England Zenith Annuity

Item 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE

              P.O. Box 1688
              124 East Marcy Street
              Santa Fe, NM 87501

Item 2(c)     CITIZENSHIP

              Colorado Limited Partnership

Item 2(d)     TITLE OF CLASS OF SECURITIES

              Common

Item 2(e)     CUSIP NUMBER

              670008101

Item 3        FIELD PURSUANT TO RULE 13d-1(b)

               (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


Item 4        OWNERSHIP

              (a) Amount beneficially owned                                              1,517,050  shares
              -----------------------------                                              ---------  ------
              Baltimore Gas & Electric Pension Plan                                                           7,050
              Central & SW Systems Pension Plan                                                               8,200
              Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                                   500
              Davis New York Venture Fund                                                                   824,550
              Davis Financial Fund                                                                          267,300
              McKeesport Healthcare                                                                           2,150
              Mt. Sinai Healthcare Foundation                                                                 1,350
              Mt. Sinai Operating Account                                                                       600
              Mutual Protective Insurance Company                                                               500
              SunAmerica Series Trust Venture Value Polaris Annuity                                         144,000
              Selected American Shares Fund                                                                 202,500
              SICAV Davis Financial Fund                                                                      5,400
              SICAV Davis Value Fund                                                                         14,400
              SunAmerica Style Select Venture Value Fund                                                      6,100
              SunAmerica Style Select Large Cap Value Fund                                                    1,100
              Temple, Texas Firemen's Pension Fund                                                              450
              Via Metropolitan Transit Retirement Plan                                                        1,850
              New England Zenith Annuity                                                                     29,050

              (b) Percent of class                                                           6.59%
              --------------------                                                           -----
              Baltimore Gas & Electric Pension Plan                                                           0.03%
              Central & SW Systems Pension Plan                                                               0.04%
              Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                                 0.00%
              Davis New York Venture Fund                                                                     3.58%
              Davis Financial Fund                                                                            1.16%
              McKeesport Healthcare                                                                           0.01%
              Mt. Sinai Healthcare Foundation                                                                 0.01%
              Mt. Sinai Operating Account                                                                     0.00%
              Mutual Protective Insurance Company                                                             0.00%
              SunAmerica Series Trust Venture Value Polaris Annuity                                           0.63%
              Selected American Shares Fund                                                                   0.88%
              SICAV Davis Financial Fund                                                                      0.02%
              SICAV Davis Value Fund                                                                          0.06%
              SunAmerica Style Select Venture Value Fund                                                      0.03%
              SunAmerica Style Select Large Cap Value Fund                                                    0.00%
              Temple, Texas Firemen's Pension Fund                                                            0.00%
              Via Metropolitan Transit Retirement Plan                                                        0.01%
              New England Zenith Annuity                                                                      0.13%


                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


              (c) Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote

                             Davis Selected Advisers,L.P.                                1,517,050

              (ii)  shared power to vote to direct the vote

                             N/A

              (iii) sole power to dispose or to direct  the disposition of

                             Davis Selected Advisers, L.P.                               1,517,050

              (iv) shared power to dispose or to direct the disposition of

                             N/A

Item 5        Not applicable

Item 6        Not applicable

Item 7        Not applicable

Item 8        Not applicable

Item 9        Not applicable

Item 10       CERTIFICATION

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


               SIGNATURE                /s/ Heather Ruch
                         ------------------------------------------------------

               PRINT          Heather Ruch, Compliance Officer
                    -----------------------------------------------------------

               DATE                       4 February 1998
                   ------------------------------------------------------------

                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


Item 1(a)     NAME OF ISSUER

              VALHI, Inc.

Item 1(b)     ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES

              VALHI, Inc.
              Three Linclon Center
              5430 LBJ Freeway
              Suite 1700
              Dallas, TX 75240-2697

Item 2(a)     NAME OF PERSON FILING

              Davis Selected Advisers, L.P. for
              Davis Convertible Securities Fund

Item 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE

              P.O. Box 1688
              124 East Marcy Street
              Santa Fe, NM 87501

Item 2(c)     CITIZENSHIP

              Colorado Limited Partnership

Item 2(d)     TITLE OF CLASS OF SECURITIES

              Common

Item 2(e)     CUSIP NUMBER

              918905AC4

Item 3        FIELD PURSUANT TO RULE 13d-1(b)

               (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

Item 4        OWNERSHIP

              (a) Amount beneficially owned                                                            6,715,000  shares
              -----------------------------                                                            ---------  ------
              Davis Convertible Securities Fund                                                                          6,715,000

              (b) Percent of class                                                                         5.86%
              --------------------                                                                         -----

              Davis Convertible Securities Fund                                                                              5.86%

              (c) Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote

                            Davis Selected Advisers,L.P.                                               6,715,000

              (ii)  shared power to vote to direct the vote

                            N/A

              (iii) sole power to dispose or to direct  the disposition of

                            Davis Selected Advisers, L.P.                                              6,715,000

              (iv) shared power to dispose or to direct the disposition of

                            N/A

                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


Item 5        Not applicable

Item 6        Not applicable

Item 7        Not applicable

Item 8        Not applicable

Item 9        Not applicable

Item 10       CERTIFICATION

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


               SIGNATURE                /s/ Heather Ruch
                         ------------------------------------------------------

               PRINT          Heather Ruch, Compliance Officer
                    -----------------------------------------------------------

               DATE                    4 February 1998
                   ------------------------------------------------------------

                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


Item 1(a)     NAME OF ISSUER

              Vornado Realty Trust

Item 1(b)     ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES

              Vornado Realty Trust
              Park 80 West
              Plaza II
              Saddle Brook, NJ 07663

Item 2(a)     NAME OF PERSON FILING

              Davis Selected Advisers, L.P. for
              Baltimore Gas & Electric Pension Plan
              Central & SW Systems Pension Plan
              Catholic Mutual Relief Society of Amer. Retirement Plan & Trust Davis Convertible Securities Fund
              Davis New York Venture Fund
              Davis Real Estate Fund
              McKeesport Healthcare
              Mt. Sinai Healthcare Foundation
              Mt. Sinai Operating Account
              Mutual Protective Insurance Company
              SunAmerica Series Trust Venture Value Polaris Annuity
              Selected American Shares Fund
              SICAV Davis Real Estate Fund
              SICAV Davis Value Fund
              SunAmerica Style Select Venture Value Fund
              SunAmerica Style Select Large Cap Value Fund
              SunAmerica Series Trust Real Estate Fund
              Temple, Texas Firemen's Pension Fund
              Via Metropolitan Transit Retirement Plan
              New England Zenith Annuity

Item 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE

              P.O. Box 1688
              124 East Marcy Street
              Santa Fe, NM 87501

Item 2(c)     CITIZENSHIP

              Colorado Limited Partnership

Item 2(d)     TITLE OF CLASS OF SECURITIES

              Common

Item 2(e)     CUSIP NUMBER

              929042109

                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


Item 3        FIELD PURSUANT TO RULE 13d-1(b)

               (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

Item 4        OWNERSHIP

              (a) Amount beneficially owned                                                     2,341,300  shares
              -----------------------------                                                     ---------  ------
              Baltimore Gas & Electric Pension Plan                                                                  8,400
              Central & SW Systems Pension Plan                                                                     12,200
              Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                                        2,000
              Davis Convertible Securities Fund                                                                    113,200
              Davis New York Venture Fund                                                                        1,045,800
              Davis Real Estate Fund                                                                               187,500
              McKeesport Healthcare                                                                                  3,000
              Mt. Sinai Healthcare Foundation                                                                        2,000
              Mt. Sinai Operating Account                                                                              600
              Mutual Protective Insurance Company                                                                    2,000
              SunAmerica Series Trust Venture Value Polaris Annuity                                                159,400
              Selected American Shares Fund                                                                        713,800
              SICAV Davis Real Estate Fund                                                                           3,200
              SICAV Davis Value Fund                                                                                17,700
              SunAmerica Style Select Venture Value Fund                                                             6,500
              SunAmerica Style Select Large Cap Value Fund                                                           1,200
              SunAmerica Series Trust Real Estate Fund                                                              22,300
              Temple, Texas Firemen's Pension Fund                                                                     600
              Via Metropolitan Transit Retirement Plan                                                               3,000
              New England Zenith Annuity                                                                            36,900


                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


              (b) Percent of class                                                                  8.82%
              --------------------                                                                  -----
              Baltimore Gas & Electric Pension Plan                                                                  0.03%
              Central & SW Systems Pension Plan                                                                      0.05%
              Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                                        0.01%
              Davis Convertible Securities Fund                                                                      0.43%
              Davis New York Venture Fund                                                                            3.94%
              Davis Real Estate Fund                                                                                 0.71%
              McKeesport Healthcare                                                                                  0.01%
              Mt. Sinai Healthcare Foundation                                                                        0.01%
              Mt. Sinai Operating Account                                                                            0.00%
              Mutual Protective Insurance Company                                                                    0.01%
              SunAmerica Series Trust Venture Value Polaris Annuity                                                  0.60%
              Selected American Shares Fund                                                                          2.69%
              SICAV Davis Real Estate Fund                                                                           0.01%
              SICAV Davis Value Fund                                                                                 0.07%
              SunAmerica Style Select Venture Value Fund                                                             0.02%
              SunAmerica Style Select Large Cap Value Fund                                                           0.00%
              SunAmerica Series Trust Real Estate Fund                                                               0.08%
              Temple, Texas Firemen's Pension Fund                                                                   0.00%
              Via Metropolitan Transit Retirement Plan                                                               0.01%
              New England Zenith Annuity                                                                             0.14%

              (c) Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote

                            Davis Selected Advisers,L.P.                                        2,341,300

              (ii)  shared power to vote to direct the vote

                            N/A

              (iii) sole power to dispose or to direct  the disposition of

                            Davis Selected Advisers, L.P.                                       2,341,300

              (iv) shared power to dispose or to direct the disposition of

                            N/A

Item 5        Not applicable

Item 6        Not applicable

Item 7        Not applicable

Item 8        Not applicable

Item 9        Not applicable

                                  SCHEDULE 13G
                          Davis Selected Adviers, L.P.
                   Under the Securities Exchange Act of 1934


Item 10        CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


               SIGNATURE               /s/ Heather Ruch
                         ------------------------------------------------------

               PRINT          Heather Ruch, Compliance Officer
                    -----------------------------------------------------------

               DATE                    4 February 1998
                   ------------------------------------------------------------